Exhibit 10.15

EarthLink, Inc.

Board Compensation

January 2004

1.             Retainer

a.               Each non-employee director receives a $25,000 annual retainer, paid semi-annually in advance ($12,500 following January Board meeting and $12,500 following July Board meeting).

b.              A non-employee Chair of the Board, the Compensation Committee chair and the Corporate Governance and Nominating Committee chair each receive an additional $10,000 annual retainer, paid semi-annually in advance.

c.               The Audit Committee chair receives an additional $20,000 annual retainer, paid semi-annually in advance.

2.             Meeting fees

a.               Each non-employee director is paid $1,000 for each full Board meeting and Committee meeting he or she attends in person and $500 for each full Board meeting and Committee meeting he or she attends telephonically.

3.             Stock Options

a.               Non-employee directors receive an initial option grant of 15,000 options when they join the Board.  These options vest over four years.

b.              Additionally, non-employee directors receive an annual option grant of 10,000 options on January 1 of each year.  These also vest over four years.

4.             Restricted Stock Units

a.               Each non-employee director receives a grant of Restricted Stock Units valued at $30,000 annually (on the date of the July Board meeting).  Restricted Stock Units will vest over four years, and upon vesting may be received in shares of stock or may be deferred into a deferred compensation plan.

i.                  Note:  Each RSU is equal to one share of EarthLink stock.  Upon vesting, the RSUs may be received in shares of stock (in which case the recipient has taxable income equal to the value of the shares received on the date of vesting), or may be deferred into a deferred compensation plan where they continue to be equal to shares of EarthLink stock but where receipt and taxation may be deferred to later dates.

5.             Meeting expenses

a.               EarthLink reimburses directors for their expenses incurred in attending Board of Directors and Committee meetings.

6.             Education expenses

a.               EarthLink will pay up to $4,000 per year for program fees and associated travel expenses for each director to participate in one or more additional relevant director education programs.  In selecting director education programs, directors should consider general Board governance and specific Committee focus.

b.              Unused amount will not carry over from year to year.